Exhibit 99.1

                                  Press Release

City Savings Financial Corporation Announces Second Quarter and Year-to-Date Earnings

     MICHIGAN CITY, Ind.--(BUSINESS WIRE)--February 13, 2004--City Savings Financial Corporation (the "Company"), the holding company of City Savings Bank (the "Bank") announced its earnings for the second fiscal quarter of 2004 and six months ended December 31, 2003. The Company reported consolidated net income of $305,000 for the quarter ended December 31, 2003, down $14,000 or 4.4% from the $319,000 reported for the same period last year. Net income for the six months ended December 31, 2003 was $787,000 compared to $529,000 for the same period last year. The decrease in income for the three months ended December 31, 2003 over the same period last year was primarily the result of a decrease in noninterest income. The decrease in noninterest income resulted from a decrease in net gains on loan sales and a decrease in commission income which is attributable to the Company's sale of its property and casualty and health insurance lines of business in January of 2003. The increase in net income for the six months ended December 31, 2003 over the same period last year was largely due to growth in the Company's average interest earning assets.



                                                           Dec. 31,       June 30,
                                                             2003           2003
Selected Financial Condition Data (In thousands):        (Unaudited)
                                                         -------------- -------------
Total assets                                                  $146,422   $ 139,840
Loans receivable (including loan available for sale),
net                                                            119,039     118,197
Allowance for loan losses                                        1,304       1,097
Cash and cash equivalents                                        2,672       4,952
Securities available for sale                                   16,261      12,187
Deposits                                                        96,611     103,579
Total borrowings                                                35,544      22,170
Shareholders' equity                                            11,784      11,075



                                                                Three Months Ended              Six Months Ended
                                                                     Dec. 31,      (Unaudited)      Dec. 31,
Selected Operating Data (In thousands):                         2003          2002             2003          2002
                                                          ------------ ------------- -- ------------- -------------
Total interest income                                         $ 1,918       $ 1,841          $ 4,090       $ 3,281
Total interest expense                                            766           747            1,587         1,357
                                                          ------------ ------------- -- ------------- -------------
  Net interest income
                                                                1,152         1,094            2,503         1,924
Provision for loan losses                                          79           126              256           181
                                                          ------------ ------------- -- ------------- -------------
  Net interest income after provision for loan losses
                                                                1,073           968            2,247         1,743
                                                          ------------ ------------- -- ------------- -------------
Noninterest income
                                                                  169           290              469           436
Noninterest expense                                               762           734            1,446         1,315
                                                          ------------ ------------- -- ------------- -------------
Income before taxes
                                                                  480           524            1,270           864
Income tax expense                                                175           205              483           335
  Net income                                                   $  305        $  319           $  787        $  529
                                                          ============ ============= == ============= =============




                                                                  Three Months Ended          Six Months Ended
                                                                     Dec. 31,                      Dec. 31,
Supplemental data:                                              2003         2002             2003          2002
                                                            ------------- ------------ --- ------------ -------------
Fully diluted earnings per share                                0.60         0.62             1.55          1.03
Yield on earning assets                                         5.64%        6.32%            5.67%         6.47%
Yield on costing liabilities                                    2.40%        2.79%            2.37%         2.94%
Interest rate spread                                            3.24%        3.53%            3.30%         3.53%
Return on average assets                                        0.85%        1.06%            1.05%         1.01%
Return on average equity                                       10.49%       12.05%           13.81%        10.13%
Efficiency ratio                                               63.13%       60.46%           54.71%        62.35%
Nonperforming loans to total loans                              3.27%        0.97%
Allowance for loan losses to nonperforming loans               33.91%       63.10%

City Saving Financial Corporation
Thomas F. Swirski, President and C.E.O,  George L. Koehm, Treasurer
219-879-5364